                                                                    Exhibit 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                                 Three Months Ended           Six Months Ended
                                                                      June 30,                    June 30,
                                                              -------------------------   -------------------------
                                                                 2005          2004          2005          2004
                                                              -----------   -----------   -----------   -----------
Net earnings applicable to common shareholders - basic        $   498,183   $   470,754   $ 1,126,117   $   807,461
Add:  Dividend to preferred shareholders                           21,600        28,200        43,200        43,200
                                                              -----------   -----------   -----------   -----------

Net earnings - diluted                                        $   519,783   $   498,954   $ 1,169,317   $   850,661
                                                              ===========   ===========   ===========   ===========

Weighted average common shares outstanding - basic             12,652,370    12,483,979    12,636,465    12,447,374

Common share equivalents relating to stock options,
warrants and preferred stock
                                                                3,966,627     3,582,024     3,981,388     3,606,673
                                                              -----------   -----------   -----------   -----------
Adjusted common and common equivalent shares for diluted
computation                                                    16,618,997    16,066,003    16,617,853    16,054,047
                                                              ===========   ===========   ===========   ===========

Net earnings per share:
         Basic                                                $      0.04   $      0.04   $      0.09   $      0.06
         Diluted                                              $      0.03   $      0.03   $      0.07   $      0.05

Anti-dilutive options not included in the earnings per
share computations                                                450,000       365,100       375,000       365,100

See notes to consolidated financial statements